Exhibit 5.1

ATTORNEYS • CIVIL LAW NOTARIES • TAX ADVISERS

P.O. Box 7113 1007 JC Amsterdam Beethovenstraat 400 1082 PR Amsterdam T +31 20 71 71 000	Amsterdam, 8 January 2021 To the Company

Re: Playa Hotels & Resorts N.V. | 8-K filing

Dear addressee:

We have acted as legal counsel as to Dutch law to the Company in connection with the Registration Statements, the Prospectus, the Prospectus Suppelement and the related 8-K filing with the SEC related to the underwritten public offering of the Issue Shares and Option Shares. This opinion letter is rendered to you in order to be filed with the SEC as an exhibit to the Registration Statements and/or as part of the 8-K filing.

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in the Underwriting Agreement, the Disclosure Package or any other document reviewed in connection with this opinion letter, except as expressly confirmed in this opinion letter.

In rendering the opinions expressed in this opinion letter, we have reviewed and relied upon pdf copies of the Underwriting Agreement, the Disclosure Package, the Deeds of Issue and the Corporate Documents and we have assumed that the Underwriting Agreement and the Deeds of Issue have been entered into, and any issuance of Offer Shares shall be effected, for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

Amsterdam Brussels London Luxemburg New York Rotterdam	This communication is confidential and may be subject to professional privilege. All legal relationships are subject to NautaDutilh N.V.’s general terms and conditions (see https://www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Dutch courts, the General Court and the Court of Justice of the European Union. We do not express any opinion on tax law, regulatory law, Dutch or European competition law or data protection law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Dutch law subsequent to today’s date.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Dutch law. The competent courts at Amsterdam, the Netherlands, have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter. Any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, is governed by Dutch law and shall be subject to the general terms and conditions of NautaDutilh. Any liability arising out of or in connection with this opinion letter shall be limited to the amount which is paid out under NautaDutilh’s insurance policy in the matter concerned. No person other than NautaDutilh may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Dutch legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Dutch legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

General Assumptions

a.   drafts of documents reviewed by us will be signed in the form of those drafts, each copy of a document conforms to the original, each original is authentic, and each signature is the genuine signature of the individual purported to have placed that signature;

b. if any signature under any document is an electronic signature (as opposed to a handwritten (“wet ink”) signature) only, the method used for signing is sufficiently reliable;

Corporate Law Assumptions

c. the Deed of Incorporation and the Deed of Conversion are valid notarial deeds;

d.  (i) no regulations (reglementen) have been adopted by any corporate body of the Company, (ii) the Articles of Association of the Company are the Company’s articles of association currently in force, and (iii) the Prior Articles were the Company’s articles of association when the Convertible Promissory Note was executed. Item (ii) of this assumption is supported by the Extract;

e.   the Company has not (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) been converted (omgezet) into another legal form, either national or foreign, except pursuant to the Deed of Conversion, (iv) had its assets placed under administration (onder bewind gesteld), (v) been declared bankrupt (failliet verklaard) or granted a suspension of payments (surseance van betaling verleend), and no statutory proceedings for the restructuring of its debts (akkoordprocedure) have been started, (vi) been subjected to the appointment of an administrator (curator) in respect of any of its bodies or representatives on the basis of Article 1:76 DFSA or (vii) been made subject to similar proceedings in any jurisdiction or otherwise been limited in its power to dispose of its assets. Items (i) through (v), except for any statutory proceedings for the restructuring of debts that have not been made public (besloten akkoordprocedure) or not yet been made public), of this assumption are supported by the Extract and our inquiries of today with the Insolvency Registers. However, this information does not constitute conclusive evidence that the events set out in items (i) through (v) have not occurred;

f.   the resolutions recorded in the Resolutions are in full force and effect, and the factual statements made and the confirmations given in the Resolutions, the Certificate of Secretary and the Deeds of Issue are complete and correct;

g. no works council (ondernemingsraad) has been established or is in the process of being established with respect to the business of the Company;

h.  each Power of Attorney (i) is in full force and effect, and (ii) under any applicable law other than Dutch law, validly authorizes the person or persons purported to be granted power of attorney, to represent and bind the Company for the purposes stated therein;

i.   none of the Playa Board members (bestuurders) has a direct or indirect personal interest which conflicts with the interest of the Company, respectively, or its businesses in respect of any of the resolutions recorded in the relevant Resolutions. This assumption is supported by the confirmation in this respect as included in the relevant Resolutions;

Shares Assumptions

j.   the Company will have received payment in full for the Issue Shares and the Option Shares as provided for in the Underwriting Agreement, the 2021 Deed of Issue and the 2021 Option Deed of Issue, and the Issue Shares and the Option Shares will have been issued and accepted in accordance with the Underwriting Agreement, the 2021 Deed of Issue, the 2021 Option Deed of Issue and the relevant Resolutions;

k. the authorized share capital (maatschappelijk kapitaal) of the Company allows for the issuance of the Issue Shares and the Option Shares;

l.   to the extent that any Offer Shares have been issued to Computershare for further delivery as contemplated by the Deeds of Issue, Computershare has delivered those Offer Shares consistent with the terms of the Deeds of Issue;

m.   the Option (i) has been validly granted by way of the Underwriting Agreement and the relevant Resolutions and is a valid right to subscribe for the Option Shares, (ii) shall have been validly exercised in full in accordance with the terms of the Underwriting Agreement immediately prior to the execution of the 2021 Option Deed of Issue and the, and (iii) is and shall remain in full force in effect until and including the moment of execution of the 2021 Option Deed of Issue;

Securities Law Assumption

n. the Registration Statements have been declared effective by the SEC in the form reviewed by us; and

o.  the offering of the Offer Shares and the distribution of the Prospectus Supplement, to the extent made in the Netherlands, has been or will be made in accordance with the notices set out under “Underwriting (Conflicts of Interest)”- “European Economic Area” in the Prospectus Supplement.

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

Corporate Status

1.  The Company has been duly incorporated as a besloten vennootschap met beperkte aansprakelijkheid and is validly existing as a naamloze vennootschap.

Shares

2.  Subject to receipt by the Company of payment in full for the Offer Shares as provided for in the Deeds of Issue and the Underwriting Agreement, and when issued and accepted in accordance with the Resolutions and the Deeds of Issue and the Underwriting Agreement, the Offer Shares shall be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following qualifications:

General Qualification

A. As Dutch lawyers we are not qualified or able to assess the true meaning and purport of the terms of the Underwriting Agreement under the applicable law and the obligations of the parties to the Underwriting Agreement and we have made no investigation of that meaning and purport. Our review of the Underwriting Agreement and of any other documents subject or expressed to be subject to any law other than Dutch law has therefore been limited to the terms of these documents as they appear to us on their face.

Corporate Law Qualifications

B. The information in the Extract does not constitute conclusive evidence of the facts reflected in them.

C. The opinions expressed in paragraphs 1 (Corporate Status) of this opinion letter must not be read to imply that the Company cannot be dissolved (ontbonden). A company such as the Company, may be dissolved, inter alia by the competent court at the request of the company’s management board, any interested party (belanghebbende) or the public prosecution office in certain circumstances, such as when there are certain defects in the incorporation of the company. Any such dissolution will not have retro-active effect.

D. Pursuant to Article 2:7 DCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Dutch Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity’s articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction. Based on the objects clause contained in the Articles of Association of the Company, we have no reason to believe that by issuing the Offer Shares the Company would transgress the description of the objects contained in its Articles of Association. However, we cannot assess whether there are other relevant circumstances that must be taken into account, in particular whether the interests of the Company are served by issuing the Offer Shares since this is a matter of fact.

E.  Pursuant to Section 2:98c DCC, a naamloze vennootschap may grant loans (leningen verstrekken) only in accordance with the restrictions set out in Section 2:98c DCC, and may not provide security (zekerheid stellen), give a price guarantee (koersgarantie geven) or otherwise bind itself, whether jointly and severally or otherwise with or for third parties (zich op andere wijze sterk maken of zich hoofdelijk of anderszins naast of voor anderen verbinden) with a view to (met het oog op) the subscription or acquisition by third parties of shares in its share capital or depository receipts. This prohibition also applies to its subsidiaries (dochtervennootschappen). It is generally assumed that a transaction entered into in violation of Section 2:98c DCC is null and void (nietig). Based on the content of the Deeds of Issue, we have no reason to believe that the Company will violate Section 2:98c DCC in connection with any issue of the Offer Shares. However, we cannot confirm this definitely, since the determination of whether a company (or a subsidiary) has provided security, has given a price guarantee or has otherwise bound itself, with a view to the subscription or acquisition by third parties of shares in its share capital or depository receipts, as described above, is a matter of fact.

F.  The term “non-assessable” has no equivalent in the Dutch language and for purposes of this opinion letter such term should be interpreted to mean that a holder of a share will not by reason of merely being such a holder be subject to assessment or calls by the Company or its creditors for further payment on such share.

G. A power of attorney granted by the Company including the appointment of an agent for service of process under the Underwriting Agreement to the exent this could considered to be a power of attorney:

a.   shall as between the principal and the third party be governed by the law determined pursuant to the Convention on the Law Applicable to Agency (het Haags Vertegenwoordigingsverdrag) to the extent it concerns the existence and extent of the attorney’s authority and the effects of the attorney’s exercise or purported exercise of his or her authority; and

b.  to the extent governed by the laws of the Netherlands, (i) unless otherwise provided, may only be used to perform a legal act with the attorney as counterparty, if the content of such act is so precisely determined that any conflict between the interests of the principal and the attorney is excluded, and (ii) can only be made irrevocable to the extent its purpose is the performance of legal acts in the interest of the attorney or a third party (it being noted that the competent Dutch court may, at the request of the principal, cancel the irrevocability for compelling reasons).

Enforceability Qualification

H. The opinions expressed in this opinion letter may be limited or affected by:

a. rules relating to Insolvency Proceedings or similar proceedings under a foreign law and other rules affecting creditors’ rights generally, including the Temporary Covid-19 Act;

b.  the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to insolvency practitioners and insolvency office holders in bankruptcy proceedings or creditors;

c. claims based on tort (onrechtmatige daad);

d. sanctions and measures, including but not limited to those concerning export control, pursuant to European Union regulations, under the Sanctions Act 1977 (Sanctiewet 1977) or other legislation;

e. the Anti-Boycott Regulation, Anti Money Laundering Laws and related legislation;

f. any intervention, recovery or resolution measure by any regulatory or other authority or governmental body in relation to financial enterprises or their affiliated entities; and

g.  with respect to the Deed of Incorporation, Deed of Conversion, the 2021 Deed of Issue and the 2021 Option Deed of Issue, the rules of force majeure (niet toerekenbare tekortkoming), reasonableness and fairness (redelijkheid en billijkheid), suspension (opschorting), dissolution (ontbinding), unforeseen circumstances (onvoorziene omstandigheden) and vitiated consent (i.e. duress (bedreiging), fraud (bedrog), abuse of circumstances (misbruik van omstandigheden) and error (dwaling)) or a difference of intention (wil) and declaration (verklaring), set-off (verrekening), and other defences afforded by Dutch law to obligors generally.

Offering Qualifications

I. This opinion letter does not purport to express any opinion or view on the operational rules and procedures of any clearing or settlement system or agency.

J.   The Underwriting Agreement refers to Issue Shares and Option Shares being issued and sold by the Company to the Underwriters and Offer Shares being purchased by the Underwriters from the Company. For the purposes of this opinion letter, we have interpreted those references as the Company agreeing to issue such Issue Shares and Option Shares to, or at the instruction of, the Underwriters and the Underwriters agreeing to subscribe for, or instruct the subscription for, such Issue Shares and Option Shares from the Company.

We consent to the filing of this opinion letter as an exhibit to the Registration Statements and/or as part of the 8-K filing and also consent to the reference to NautaDutilh in the Registration Statements and/or relevant document filed as part of the 8-K filing under the caption “Legal Matters”. In giving this consent we do not admit or imply that we are a person whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or any rules and regulations promulgated thereunder.
Sincerely yours, /s/ NautaDutilh N.V.

EXHIBIT A LIST OF DEFINITIONS

“2021 Deed of Issue”	the draft deed of issue of 25,000,000 Shares to Computershare for delivery to the Underwriters, prepared by us with reference number 63003923 M 30918524

“2021 Option Deed of Issue”	the draft deed of issue of 3,750,000 Shares to Computershare for delivery to the Underwriters, prepared by us with reference number 63003923 M 30918522

“Anti Money Laundering Laws”	the European Anti-Money Laundering Directives, as implemented in the Netherlands in the Money Laundering and Terrorist Financing Prevention Act (Wet ter voorkoming van witwassen en financieren van terrorisme) and the Dutch Criminal Code (Wetboek van Strafrecht)

“Anti-Boycott Regulation”	the Council Regulation (EC) No 2271/96 of 22 November 1996 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom

“Articles of Association”	the articles of association (statuten) of the Company as they read immediately after the execution of a deed of amendment dated 25 June 2020, which, according to the Extract, was the last amendment to its articles of association

“Bankruptcy Code”	the Dutch Bankruptcy Code (Faillissementswet)

“Certificate of Secretary”	a certificate of secretary, signed by the Company’s general counsel and secretary and Mr. Bruce D. Wardinski as Chairman and Chief Executive Officer of the Company, dated 8 January 2021

“Commercial Register”	the Dutch Chamber of Commerce Commercial Register

“Company”	Playa Hotels & Resorts N.V., a public company with limited liability (naamloze vennootschap), registered with the Commercial Register under number 67450628

“Computershare”	Computershare Trust Company, N.A., acting as the Company’s transfer agent

“Convertible Promissory Note”	the convertible promissory note, dated 31 May 2018, among the Company and the Selling Shareholder

“Corporate Documents”	the documents listed in Exhibit B

“DCC”	the Dutch Civil Code (Burgerlijk Wetboek)

“Deed of Conversion”	the deed of conversion of the Company’s legal form and amendment to the Articles of Association, dated 10 March 2017

“Deed of Incorporation”	the deed of incorporation (akte van oprichting) of the Company, dated 9 December 2016

“Deeds of Issue”	the Convertible Promissory Note, the 2021 Deed of Issue and the 2021 Option Deed of Issue

“DFSA”	the Dutch Financial Supervision Act (Wet op het financieel toezicht)

“Disclosure Package”

(i) the Prospectus Supplement;

(ii)  the Prospectus;

(iii)  Exhibit 4.1 (Description of the Registrant’s Securities) to the Company’s Annual Report on Form 10-K for the year ended 31 December 2019; and

(iv) the Registration Statements

“Exhibit”	an exhibit to this opinion letter

“Extract”	a pdf copy of an extract from the Commercial Register, received by us by email and dated the date of this opinion letter with respect to the Company

“Insolvency Proceedings”	any insolvency proceedings within the meaning of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) listed in Annex A thereto, any statutory proceedings for the restructuring of debts (akkoordprocedure) pursuant to the Bankruptcy Code and the appointment of an administrator (curator) in respect of any bodies or representatives on the basis of Article 1:76 DFSA

“Insolvency Registers”	the online central insolvency register (Centraal Insolventie Register) and the online EU Insolvency Register (Centraal Insolventie Register-EU Registraties) held by the Council for the Administration of Justice (Raad voor de Rechtspraak)

“Issue Shares”	the 25,000,000 Shares issued pursuant to the 2021 Deed of Issue

“NautaDutilh”	NautaDutilh N.V.

“the Netherlands”	the European territory of the Kingdom of the Netherlands and “Dutch” means in or from the Netherlands

“Offer Shares”	the Issue Shares and the Option Shares

“Option Shares	up to 3,750,000 Shares to be issued pursuant to the 2021 Option Deed of Issue

“Playa Board”	the Company’s board of directors (bestuur)

“Power of Attorney”	any power of attorney as contained in the Resolutions and any power of attorney granted for purposes of the execution of the Deeds of Issue

“Prior Articles”	with respect to the Convertible Promissory Note, the articles of association (statuten) of the Company as they read immediately after the execution of the deed of amendement dated 10 May 2018

“Prospectus”	the prospectus dated 20 October 2020, under which the Company may issue, offer and sell up Shares up to $500,000,000

“Prospectus Supplement”	the preliminary prospectus supplement, dated 6 January 2021 and the final prospectus supplement, dated 6 January 2021, relating to the offering of up to 25,000,000 Issue Shares by the Company and up to 3,750,000 Option Shares and 11,499,000 Selling Shareholder Shares by the Selling Shareholder, supplementing the Prospectus

“Registration Statements”	the Company’s registration statement on Form S-3 filed with the SEC on 20 June 2018 and the Form S-3 filed with the SEC on 9 October 2020

“Resolutions”

in relation to the Company, the document or documents containing:

(i) the resolutions of the general meeting of the Company, dated 10 March 2017;

(ii)  the extracts of minutes of meetings of the Playa Board held on 2 February 2018 and 22 February 2018;

(iii)  the written resolution of its board of the Playa Board dated 8 May 2018;

(iv) the resolutions of the capital allocation committee of the Playa Board dated 6 January 2021;

(v)   the written resolution of Mr. Bruce D. Wardinski as Chairman and Chief Executive Officer of the Company dated 31 May 2018;

(vi) the resolutions of the Playa Board taken on 4 January 2020, as reflected in an annex to the Certificate of Secretary; and

(vii) the resolutions of the capital allocation committee of the Playa Board, dated 6 January 2021

“SEC”	the United States Securities and Exchange Commission

“Selling Shareholder”	Jamziv Mobay Portfolio Jamaica Limited

“Selling Shareholder Shares”	the Shares, issued pursuant to the Convertible Promissory Note, to or for delivery to the respective Selling Shareholder

“Shares”	ordinary shares in the Company’s capital, having a nominal value of EUR 0.10 each

“Temporary Covid-19 Act”	the Temporary COVID-19 Social Affairs and Employment and Justice and Security Act (Tijdelijke Wet COVID-19 SZW en JenV)

“Underwriters”	the underwriters named in Schedule A to the Underwriting Agreement

“Underwriting Agreement”	the underwriting agreement, dated 6 January 2021, among the Company, the Selling Shareholder and Deutsche Bank Securities Inc. (acting for itself and as ‘Representative’ of the other Underwriters)

EXHIBIT B LIST OF CORPORATE DOCUMENTS

1.  the Deed of Incorporation;

2.  the Deed of Conversion;

3.  the Deeds of Issue;

4.  the Prior Articles;

5.  the Articles of Association;

6.  the Extracts;

7.  the Certificate of Secretary; and

8.  the Resolutions.